EXHIBIT 99.1

Press Release

Las Vegas Sands Corp. Announces

Investment from Sheldon G. Adelson Family

Las Vegas, NV (September 30, 2008) -- Las Vegas Sands Corp. (NYSE: LVS) today announced that Sheldon G. Adelson, its chairman, chief executive officer and principal stockholder, and his family, have completed an investment in the company of $475 million in convertible senior notes in a private transaction.

“My family and I are pleased to make an additional investment in Las Vegas Sands Corp. as the company advances its development plans both domestically and around the globe,” said Mr. Adelson. “While the credit markets are experiencing turbulence, our strategy remains alive and well and our business continues to march forward. Little of our fundamental business strategy has changed and this investment will strengthen our capitalization and liquidity position as we continue to execute our plans.”

The convertible senior notes mature on October 1, 2013, pay cash interest at 6.5% and are convertible into common stock at a price of $49.65.

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The convertible senior notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an exemption from the registration requirements of such Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful.

Statements in this press release, which are not historical facts, are "forward looking" statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission.

ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. (NYSE: LVS) is the leading international developer of multi-use integrated resorts.

The Las Vegas, Nevada-based company owns and operates The Venetian Resort-Hotel-Casino, The Palazzo Resort-Hotel-Casino, and the Sands Expo and Convention Center in Las Vegas and The Venetian Macao Resort-Hotel and the Sands Macao in the People’s Republic of China (PRC) Special Administrative Region of Macao. The company also owns the Four Seasons Hotel Macao and is constructing two additional integrated resorts: Sands Casino Resort Bethlehem™ in Eastern, Pennsylvania; and Marina Bay Sands™ in Singapore.

LVS is also creating the Cotai Strip™, a master-planned development of resort-casino properties in Macao. At completion, the Cotai Strip will feature approximately 21,000 rooms from world-renowned hotel brands such as St. Regis, Sheraton, Shangri-La, Traders, Hilton, Conrad, Fairmont, Raffles, Holiday Inn, and InterContinental.

Contacts:

Investment Community:	Scott Henry	(702) 733-5502
Media:	Ron Reese	(702) 414-3607